Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: W. Anderson Geater
866.4 ORIGEN

Origen Financial Announces Fourth Quarter and Full Year Results and Declares Dividend Payment

     SOUTHFIELD, MI. (March 14, 2005) — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured home loans, today announced a net loss of $5.8 million, or $0.23 per share on a fully-diluted basis, for its fourth quarter ended December 31, 2004, compared with net income of $2.0 million for the period October 8, 2003 through December 31, 2003, (“the period ended 2003”) . Origen’s net loss for the full year of 2004 was $1.8 million, or $0.08 per share on a fully-diluted basis, compared with a net loss for the full year 2003 of $22.0 million for Origen and its predecessor. Origen also declared a dividend payment for the fourth quarter of 2004 to be paid to holders of Origen’s common stock of record on March 24, 2005. The aggregate amount of the dividend, which will be paid on or about March 31, 2005, will be approximately $1.0 million, or $0.04 per share outstanding on the record date.

     “Although dividends paid through the third quarter of 2004 exceed our estimated REIT taxable net income for the full year of 2004, our board has decided to distribute a dividend for the fourth quarter,” said Ronald A. Klein, Origen’s CEO. “We believe that our fourth quarter loss is not indicative of on-going results of operations, as we made significant charges to income relating to loans originated by our predecessor before our current origination platform was implemented in 2002. We expect that dividend distributions for the first three quarters of 2005 will closely reflect our book net income. It is our expectation to distribute a dividend of at least $0.06 per share for the first quarter of 2005.

Financial Highlights

     Total revenue for the fourth quarter 2004 increased 40% to $15.0 million from $10.7 million for the period ended 2003. For the full year 2004, total revenue was $54.8 million as compared to $34.4 million for the full year 2003, an increase of 59%. Origen’s interest income for the fourth quarter 2004 was $12.7 million, as compared to $7.8 million for the period ended 2003, an increase of 62%. Interest income for the full year 2004 was $43.6 million versus $24.2 million for 2003, an increase of 80%. Such increases between the periods were primarily due to the increased size of the owned loan portfolio. Interest expense for the fourth quarter 2004 was $5.0 million versus $2.4 million for the period ended 2003. For the full year 2004 interest expense totaled $15.0 million versus $13.8 million for 2003, an increase of only 9%, despite the fact that average borrowings were 42% greater for the full year of 2004 versus year 2003. Average interest rates were substantially lower in 2004 as compared to 2003.

     The provision for general loan losses for the fourth quarter 2004 totaled $2.1 million as compared to $0.8 million for the period ended 2003. The bulk of the increase was attributable to pre-2002 loans. Likewise, a $3.1 million provision in fourth quarter 2004 for loan recourse liability was entirely related to pre-2002 loans. For the full year of 2004 the provision for general loan losses was $7.1 million versus $5.5 million for the full year 2003, an increase of 29%. The fourth quarter 2004 loan recourse loss provision of $3.1 million represented the total provision for the full year 2004 as compared to no provision in year 2003.

     Non-interest income for the fourth quarter 2004 totaled $2.3 million as compared to $2.8 million for the period ended 2003, a decrease of 18%, attributable to a reduction in servicing fees relating to pre-2002 loans. For the full year 2004, non-interest income was $11.2 million as compared to $10.2 million for 2003, an increase of 10%. Fees from loan servicing activities were the primary source of non-interest income.

     For the full year 2004, non-interest expenses decreased to $31.3 million from $37.0 million in 2003, a decrease of 15%. Non-interest expenses were $10.5 million for the fourth quarter 2004, up 91% compared to $5.5 million for the period ended 2003. The significant increase between the 2003 period and fourth quarter 2004 includes a provision for costs associated with an 8% reduction in the Company’s authorized work force, public company related costs, professional fees, personnel costs, and other timing-related items recognized in the 2004 quarter.

     “The manufactured housing industry continued to experience difficulty in 2004”, stated Mr. Klein. “However, despite another decline in annual shipments we increased our originations by 33% in 2004, increasing production from $188 million to $250 million, with fourth quarter 2004 originations up 20% year over year. For the past few months industry shipments of new houses have been up compared to the year earlier period. While we are encouraged by the trend, we believe 2005 will be another challenging year for the industry. Nevertheless, we expect to continue to grow market share, and our 2005 originations through February are 25% ahead of 2004.”

Portfolio Performance

     Loans 60+ days delinquent were 1.9% of the owned loan portfolio at December 31, 2004 compared to 2.5% at December 31, 2003. The allowance for general loan losses increased to $5.3 million at December 31, 2004 from $3.6 million at December 31, 2003. Origen charged off net loan losses of $5.4 million to the general loan loss reserve in 2004 and $4.7 million for year 2003. For year 2004, $5.3 million was charged against the loan recourse reserve compared to $4.6 million for the year 2003. Additionally, Origen added $3.1 million to the provision for loan recourse reserve in the fourth quarter 2004 in recognition of continued poor performance of loans in a pool sold with recourse by our predecessor in year 2000. Origen continues to experience better loan performance for loans originated in 2002 and later.

     Mr. Klein stated, “Clearly we are disappointed with the charge to earnings due to our pre-2002 loans. These legacy loans have had an outsized impact on our performance. We do not service most of these loans but we do retain recourse liability. At year-end 2004, the pre-2002 loans represented 19% of our owned loans and accounted for 76% of our 2004 loan losses. As we have previously stated, the quality and structure of loans originated beginning in 2002 are measurably different, which has led to ongoing performance improvement in our owned loan portfolio. Our year-end 2004 delinquencies were substantially lower than year-end 2003 both in terms of percentages and dollars. Furthermore, the fourth quarter 2004 delinquency rate was lower than the third quarter 2004 delinquency rate. This was a year-long trend. We continue to see strong performance in our portfolio as delinquencies at the end of February 2005 were lower than delinquencies at the end of December 2004. This strong performance, coupled with continuing improving recoveries on our repossessions, should lead to better execution of our loan securitization transactions as the year progresses.”

Earnings Call and Webcast

     A conference call and webcast are scheduled for March 15, 2004, at 11:00 a.m. EST to discuss fourth quarter and full year 2004 earnings. Registration for the conference call and webcast can be made through Origen’s website at www.origenfinancial.com. The toll-free call-in number for Q&A is 800-289-00496. A listen only call-in number, 800-289-0504, is also available. A replay will be available following the call through March 19, 2005, and can be accessed by dialing 719-457-0820 or 888-203-1112. The confirmation code for the replay is 6269413. The replay will also be available on Origen’s website.

Forward-Looking Statements

     This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.

About Origen

     Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans. For more information about Origen, visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share data)

ASSETS

	(Unaudited)
	December 31,	December 31,
	2004	2003
Assets
Cash and Equivalents	$9,293	$6,926
Restricted Cash	9,222	6,017
Investment Securities	37,622	—
Loans Receivable	564,931	368,509
Premises & Equipment	2,336	2,476
Goodwill	32,277	32,277
Other Assets	28,529	28,337

Total Assets	$684,210	$444,542

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$107,373	$273,404
Securitization Financing	328,388	—
Repurchase Agreements	20,153	—
Note Payable	—	4,037
Loan Recourse Liability	6,603	8,740
Other Liabilities	16,564	15,572

Total Liabilities	479,081	301,753

Equity	205,129	142,789

Total Liabilities and Equity	$684,210	$444,542

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Twelve Months Ended
	December, 31	December, 31	Increase (Decrease)
	2004	2003(A)	$	%
Interest Income
Total Interest Income	$43,598	$24,175	$19,423	80.3%
Total Interest Expense	15,020	13,826	1,194	8.6%

Net Interest Income Before Losses	28,578	10,349	18,229	176.1%
Provision for Loan and Recourse Losses	10,185	5,533	4,652	84.1%

Net Interest Income After Losses	18,393	4,816	13,577	-281.9%
Non-interest Income	11,184	10,237	947	9.3%
Non-interest Expenses:
Total Personnel	21,947	20,206	1,741	8.6%
Total Loan Origination & Servicing	1,279	1,168	111	9.5%
State Taxes	312	121	191	157.9%
Total Other Operating	7,811	15,520	(7,709)	-49.7%

Total Non-interest Expenses	31,349	37,015	(5,666)	-15.3%

Net Income (Loss)	$(1,772)	$(21,962)	$20,190	91.9%

Common Shares Outstanding	25,228,150

Weighted Average Common Shares Outstanding, Basic	21,439,029

Weighted Average Common Shares Outstanding, Diluted	21,602,532

Earnings Per Share on Basic Average Shares Outstanding	$(0.08)

Earnings Per Share on Diluted Average Shares Outstanding	$(0.08)

(A)	Includes results of predecessor company for the period January 1, 2003 through October 7, 2003.

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

		Period October 8
	Quarter Ended	Through
	December, 31	December, 31	Increase (Decrease)
	2004	2003	$	%
Interest Income
Total Interest Income	$12,720	$7,832	$4,888	62.4%
Total Interest Expense	4,982	2,408	2,574	106.9%

Net Interest Income Before Losses	7,738	5,424	2,314	42.7%
Provision for Loan and Recourse Losses	5,263	768	4,495	585.3%

Net Interest Income After Losses	2,475	4,656	(2,181)	46.8%
Non-interest Income	2,313	2,825	(512)	-18.1%
Adjustment in Value of Retained Interests in Loans Sold	(25)	—	25	N/A
Non-interest Expenses:
Total Personnel	7,424	3,863	3,561	92.2%
Total Loan Origination & Servicing	346	228	118	51.8%
State Taxes	135	103	32	31.1%
Total Other Operating	2,619	1,321	1,298	98.3%

Total Non-interest Expenses	10,526	5,515	5,011	90.9%

Net Income (Loss)	$(5,763)	$1,966	$(7,729)	393.1%

Common Shares Outstanding	25,228,150	15,060,000

Weighted Average Common Shares Outstanding, Basic	24,726,729	15,060,000

Weighted Average Common Shares Outstanding, Diluted	25,028,922	15,171,364

Earnings Per Share on Basic Average Shares Outstanding	$(0.23)	$0.13

Earnings Per Share on Diluted Average Shares Outstanding	$(0.23)	$0.13